Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS® ANNOUNCES BOARD APPROVAL OF REVERSE STOCK SPLIT

THE WOODLANDS, Texas – September 29, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today announced that its Board of Directors has approved a 1-for-4 reverse split of its common stock, which is expected to be effective upon the close of trading on October 14, 2010.  The reverse split is part of the Company’s plan to regain compliance with the $1.00 minimum bid price required for continued listing on the Nasdaq Capital Market.  The Company anticipates that its common stock will begin trading on a split adjusted basis on the Nasdaq Capital Market when the market opens on October 15, 2010.  Beginning on that date, Repros’ common stock will trade for 20 trading days under ticker symbol “RPRXD” to provide notice of the reverse stock split.  After this period, the symbol will revert to “RPRX.”

The reverse split will consolidate every four shares of common stock into one share of common stock at a par value of $.001 per share.  The number of authorized common and preferred shares of the Company’s capital stock will not be affected by the reverse split, but proportional adjustments will be made to the Company’s outstanding stock options.  Fractional shares of common stock and fractional stock options will be rounded down to the nearest whole share.  After the reverse split takes effect, shareholders will receive information from Computershare Trust Company, N.A., the Company’s transfer agent, regarding the process for exchanging their shares.  As previously disclosed, the reverse split was approved by the Company’s stockholders at the annual meeting of stockholders held on May 17, 2010.

In the event that the minimum bid price of the Company’s common stock is in excess of $1.00 prior to October 14, 2010, the Company may determine not to effect the reverse split.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.